UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2007

THE PRINCETON REVIEW, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-32469 (Commission File Number)	22-3727603 (I.R.S. Employer Identification No.)
2315 Broadway
New York, New York 10024
(Address of principal executive offices)
(212) 874-8282
(Registrant’s telephone number,
including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.
     On February 1, 2007, The Princeton Review, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) by and among the Company, Princeton Review Operations, L.L.C., a wholly owned subsidiary of the Company (“Operations”), the lenders party thereto (the “Lenders”) and Golub Capital Incorporated (“Golub”), as Administrative Agent. The Letter Agreement amended certain terms of a revolving credit facility (the “Credit Facility”) that the Company established with Golub pursuant to the Credit Agreement, dated as of April 10, 2006, by and among the Company, Operations, the Lenders and Golub, as amended on May 25, 2006, on November 3, 2006 and by a side letter on December 15, 2006 (as amended, the “Credit Agreement”).
     The Letter Agreement extends the date on which any amounts outstanding under the Credit Facility which exceed $10.0 million must be repaid, or converted into a term loan, from February 1, 2007 to March 3, 2007.
     The line of credit continues to be secured by a first priority lien on all of the Company’s and Operation’s assets, as well as by a pledge by the Company of its equity interests in Operations and The Princeton Review Canada, Inc. The Security Agreement and Pledge Agreement were not modified by the Letter Agreement.
     The Letter Agreement did not materially alter the existing covenants contained in the Credit Agreement.
     A copy of the Letter Agreement is filed herewith as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits.
     10.1     Letter Agreement, dated February 1, 2007, by and among The Princeton Review, Inc., Princeton Review Operations, L.L.C., lenders who become signatory from time to time, and Golub Capital Incorporated.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 5, 2007

THE PRINCETON REVIEW, INC.

By	/s/ Stephen Melvin

Name: Stephen Melvin Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Letter Agreement, dated February 1, 2007, by and among The Princeton Review, Inc., Princeton Review Operations, L.L.C., lenders who become signatory from time to time, and Golub Capital Incorporated.